EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

MARCH 31, 2006

between

Sotheby's Holdings, Inc., a Michigan corporation (Sotheby's Michigan)

and

Sotheby's Delaware, Inc., a Delaware corporation (Sotheby's Delaware)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated March 31, 2006 (the Agreement), is

BETWEEN

(1)	Sotheby's Holdings, Inc., a Michigan corporation (Sotheby's Michigan), and
(2)	Sotheby's Delaware, Inc., a Delaware corporation (Sotheby's Delaware), and a wholly owned subsidiary of Sotheby's Michigan.

Sotheby's Michigan and Sotheby's Delaware are sometimes hereinafter collectively referred to as the Constituent Corporations.

WHEREAS

(A)

Sotheby's Michigan is a corporation organized and existing under the laws of the State of Michigan, and, as of March 24, 2006 has 59,733,442 shares of Class A Limited Voting Common Stock issued and outstanding (Sotheby's Michigan Common Stock).

(B)

Sotheby's Delaware is a corporation organized and existing under the laws of the State of Delaware, and, as of the date hereof, has 1,000 shares of common stock, par value $0.01 per share, issued and outstanding (Sotheby's Delaware Common Stock), all of which are held by Sotheby's Michigan.

(C)

The respective Boards of Directors of Sotheby's Michigan and Sotheby's Delaware have adopted and approved, respectively, this Agreement, which is the plan of merger for purposes of the Michigan Business Corporation Act, the agreement of merger for purposes of the Delaware General Corporation Law and the plan of reorganization for purposes of Section 368 of the U.S. Internal Revenue Code of 1986, as amended (the Code), and the Treasury regulations promulgated thereunder.

(D)

The Board of Directors of Sotheby's Michigan has determined to recommend this Agreement and the transactions contemplated by this Agreement, including the Merger, to the shareholders of Sotheby's Michigan, and the Board of Directors of Sotheby's Delaware has determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Sotheby's Michigan and Sotheby's Delaware hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

1.	THE MERGER
1.1	Merger

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Delaware General Corporation Law and the Michigan Business Corporation Act, Sotheby's Michigan shall be merged with and into Sotheby's Delaware (the Merger) at the Effective Time of the Merger (as defined below) in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, whereupon the separate existence of Sotheby's Michigan shall cease and Sotheby's Delaware shall become, and is hereinafter sometimes referred to as, the Surviving Corporation.

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1.2	Filing and Effectiveness

The Merger shall become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware and the Bureau of Commercial Services of the Michigan Department of Labor & Economic Growth of the State of Michigan, unless another date and time is set forth in the certificate of merger. The date and time when the Merger shall become effective is referred to herein as the Effective Time of the Merger.

1.3	Effect of the Merger

As of the Effective Time of the Merger, the separate existence of Sotheby's Michigan shall cease, and the Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law and the Michigan Business Corporation Act.

2.	CHARTER DOCUMENTS, DIRECTORS AND OFFICERS
2.1	Certificate of Incorporation

The Certificate of Incorporation of Sotheby's Delaware in effect immediately prior to the Effective Time of the Merger shall be, as of the Effective Time of the Merger, amended to be in the form of Exhibit A hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law. The certificate of merger filed with the Secretary of State of the State of Delaware will amend the Certificate of Incorporation of Sotheby's Delaware to change the name of Sotheby’s Delaware to “Sotheby’s”.

2.2	By-Laws

The By-Laws of Sotheby's Delaware in effect immediately prior to the Effective Time of the Merger shall be, as of the Effective Time of the Merger, the By-Laws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3	Directors and Officers

The directors and officers of Sotheby's Michigan immediately prior to the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation (holding the same titles as directors and officers as each such director or officer held with Sotheby’s Michigan) until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

3.	MANNER OF CONVERSION OF SHARES
3.1	Sotheby's Michigan Common Stock

As of the Effective Time of the Merger, each share of Sotheby's Michigan Common Stock that is issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such share or any other person, be converted into one fully paid and nonassessable share of Sotheby's Delaware Common Stock (the Merger Consideration). As of the Effective Time of the Merger, all shares of Sotheby's Michigan Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

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3.2	Sotheby's Michigan Options, Restricted Stock, Stock Purchase Rights and Other Equity-Based Awards
(a)

As of the Effective Time of the Merger, the Surviving Corporation shall assume and continue any and all stock option, stock incentive, restricted stock and other equity-based award plans heretofore adopted by Sotheby's Michigan (individually, an Equity Plan and, collectively, the Equity Plans), and shall reserve for issuance under each Equity Plan a number of shares of Sotheby's Delaware Common Stock equal to the number of shares of Sotheby's Michigan Common Stock so reserved immediately prior to the Effective Time of the Merger. Each unexercised option or other right to purchase Sotheby's Michigan Common Stock granted under and by virtue of any such Equity Plan that is outstanding immediately prior to the Effective Time of the Merger shall, as of the Effective Time of the Merger, become an option or right to purchase Sotheby's Delaware Common Stock on the basis of one share of Sotheby's Delaware Common Stock for each share of Sotheby's Michigan Common Stock issuable pursuant to any such option or stock purchase right, and otherwise on the same terms and conditions and at an exercise or conversion price per share equal to the exercise or conversion price per share applicable to any such Sotheby's Michigan option or stock purchase right. As of the Effective Time of the Merger, each warrant to purchase Sotheby's Michigan Common Stock that is outstanding immediately prior to the Effective Time of the Merger shall become a warrant to purchase Sotheby's Delaware Common Stock on the basis of one share of Sotheby's Delaware Common Stock for each share of Sotheby's Michigan Common Stock issuable immediately prior to the Effective Time of the Merger pursuant to any such warrant, and otherwise on the same terms and conditions and at an exercise price per share equal to the exercise price per share applicable to any such Sotheby's Michigan warrant immediately prior to the Effective Time of the Merger. Each other equity-based award relating to Sotheby's Michigan Common Stock granted or awarded under any of the Equity Plans that is outstanding immediately prior to the Effective Time of the Merger shall, as of the Effective Time of the Merger, become an award relating to Sotheby's Delaware Common Stock on the basis of one share of Sotheby's Delaware Common Stock for each share of Sotheby's Michigan Common Stock to which such award relates and otherwise on the same terms and conditions, and subject to the same restrictions, applicable to such award immediately prior to the Effective Time of the Merger.

(b)

On or as soon as practicable following the Effective Time of the Merger, to the extent necessary, Sotheby's Delaware shall file with the Securities and Exchange Commission one or more registration statements on an appropriate form or one or more post-effective amendments to previously filed registration statements under the Securities Act of 1933, as amended, with respect to the shares of Sotheby's Delaware Common Stock that, as of the Effective Time of the Merger, will become subject to outstanding stock options and other equity-based awards under the Equity Plans, and shall use its best efforts to comply with any applicable state securities or “blue sky” laws, for as long as such options or other equity-based awards remain outstanding.

3.3	Sotheby's Delaware Common Stock

As of the Effective Time of the Merger, each share of Sotheby's Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such share or any other person, be cancelled without compensation therefor and returned to the status of authorized but unissued shares.

3.4	Exchange of Certificates
(a)

After the Effective Time of the Merger, each holder of an outstanding certificate previously representing Sotheby's Michigan Common Stock may, at such holder’s option (but shall not be required to), surrender

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the same for cancellation to such entity as the Surviving Corporation so designates as exchange agent (the Exchange Agent), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing an equivalent number of shares of Sotheby's Delaware Common Stock. Until so surrendered, each outstanding certificate previously representing Sotheby's Michigan Common Stock shall be deemed for all purposes to represent the shares of Sotheby’s Delaware Common Stock into which the shares of Sotheby’s Michigan Common Stock previously represented by such certificate have been converted as herein provided.
(b)

The registered owners of Sotheby's Michigan Common Stock on the books and records of Sotheby's Michigan immediately prior to the Effective Time of the Merger shall be the registered owners of Sotheby's Delaware Common Stock on the books and records of Sotheby's Delaware immediately after the Effective Time of the Merger, and the holders of certificates previously representing shares of Sotheby's Michigan Common Stock, until such certificates shall have been surrendered for transfer or conversion or otherwise accounted for by the Surviving Corporation, shall be entitled to exercise any voting and other rights with respect to, and receive dividends and other distributions upon, the shares of Sotheby's Delaware Common Stock that such shares of Sotheby's Michigan Common Stock were converted into pursuant to the Merger.

(c)

Each certificate representing Sotheby's Delaware Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transfer that appeared on the certificates representing Sotheby's Michigan Common Stock so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

(d)

If any certificate representing shares of Sotheby's Delaware Common Stock is to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, the following conditions must be satisfied before the issuance thereof: (i) the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer; (ii) such transfer shall otherwise be proper; and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than the name of the registered holder of the certificate surrendered or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

4.	GENERAL PROVISIONS
4.1	Covenants of Sotheby's Michigan
Sotheby's Michigan covenants and agrees that it will on or before the Effective Time of the Merger take all such other actions as may be required by the Delaware General Corporation Law and the Michigan Business Corporation Act to effect the Merger.
4.2	Covenants of Sotheby's Delaware
Sotheby's Delaware covenants and agrees that it will on or before the Effective Time of the Merger:
(a)

take such action as may be required to qualify to do business as a foreign corporation in the states in which Sotheby's Michigan is qualified to do business immediately before the Effective Time of the Merger, to the extent necessary, and in connection therewith irrevocably appoint an agent for service of process as required under the applicable provisions of the relevant state laws;

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(b)	take all such other actions as may be required by the Delaware General Corporation Law and the Michigan Business Corporation Act to effect the Merger.
4.3	Conditions to the Obligations of the Constituent Corporations to Effect the Merger
The respective obligation of each Constituent Corporation to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions:
(a)

Each of (i) the Agreement, (ii) the proposal to include a provision in the Surviving Corporation’s Certificate of Incorporation requiring that action by shareholders of the Surviving Corporation be taken at a duly called meeting of shareholders, and (iii) the proposal to include a provision in the Surviving Corporation’s Certificate of Incorporation providing that special shareholder meetings may be called only by the Chairman of the Board, if any, the President, the Board of Directors or a duly designated committee of the Board of Directors (clauses (ii) and (iii) are referred to below as the Related Proposals), shall have been approved by (A) in the case of the Agreement, the holders of a majority of the outstanding shares of Sotheby's Michigan Common Stock entitled to vote thereon, and (B) in the case of the Related Proposals, by a majority of the votes cast by the holders of shares of Sotheby's Michigan Common Stock entitled to vote thereon, and the Agreement shall have been adopted by the sole stockholder of Sotheby's Delaware.

(b)

No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction that prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however, that the Constituent Corporations shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

(c)	The shares of Sotheby's Delaware Common Stock issuable pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.
4.4	Further Assurances
From time to time, as and when required by Sotheby's Delaware, Sotheby's Michigan shall execute and deliver or shall cause to be executed and delivered such deeds and other instruments, and Sotheby's Michigan shall take or cause to be taken any actions as shall be appropriate or necessary, (a) to vest or perfect in Sotheby's Delaware or confirm that Sotheby's Delaware shall have record ownership of or otherwise own the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Sotheby's Michigan on the Effective Time of the Merger or shortly thereafter and (b) to carry out the purposes of or to effectuate this Agreement by the Effective Time of the Merger or shortly thereafter, unless a specific deadline is established by this Agreement.
4.5	Abandonment
At any time before the Effective Time of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of any Constituent Corporation, notwithstanding the approval or adoption, as the case may be, of this Agreement by the shareholders of Sotheby's Michigan or the stockholder of Sotheby's Delaware.

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4.6	Registered Office
The registered office of the Surviving Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and The Corporation Trust Company is the registered agent of the Surviving Corporation at such address.
4.7	Agreement
Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation in New York, NY, and copies thereof will be furnished to any shareholder or stockholder, as the case may be, of either Constituent Corporation, upon request and without cost.
4.8	Governing Law
This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware (without giving effect to any conflict of law rules that might lead to the application of the laws of any other jurisdiction) and, so far as applicable, the provisions of the Michigan Business Corporation Act.
4.9	Counterparts
In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
4.10	No Third Party Beneficiaries
This Agreement is for the sole benefit of the parties hereto and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.
4.11	Severability
If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other person or circumstances.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Sotheby's Michigan and Sotheby's Delaware have caused this Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

SOTHEBY'S HOLDINGS, INC., a Michigan corporation	SOTHEBY'S DELAWARE, INC., a Delaware corporation
By: Name: William F. Ruprecht Title: President and Chief Executive Officer	By: Name: William S. Sheridan Title: Vice President and Treasurer

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